Exhibit 99.1

Concentrix and Webhelp Complete Combination,
Creating a Diversified Global CX Leader,
Well-Positioned for Growth

NEWARK, Calif., 25 September, 2023 (GLOBE NEWSWIRE) — Concentrix Corporation (NASDAQ: CNXC), a leading global provider of customer experience (CX) services and technologies, today announced it has closed its combination with Webhelp and the integration of the two companies is underway. While the combined company finalizes its permanent name, it will operate under the trade name Concentrix + Webhelp.
This combination further positions Concentrix + Webhelp as a global CX leader, with an expanded breadth of generative AI solutions, digital capabilities, and high-value services. It also strengthens its end-to-end CX value proposition, with one of the most robust, well-balanced global footprints in the industry to help the world’s best brands transform customer experiences and achieve their business goals.
“I am excited to embark on this new journey together and believe that, with our combined strengths, we are uniquely positioned to redefine the industry and design, build and run the future of CX for our amazing and valued clients. I want to thank our game-changers around the world who have made this possible. I am truly honored to work with such a diverse and talented team,” said Chris Caldwell, CEO of Concentrix + Webhelp.
The company also welcomes two new members to the Board of Directors, Olivier Duha and Nicolas Gheysens. Olivier is an entrepreneur, philanthropist, co-founder, and former CEO of Webhelp and will serve as Vice Chair of the Board. Nicolas is a Partner at Groupe Bruxelles Lambert (“GBL”), the company’s largest shareholder following the Concentrix + Webhelp combination, and brings with him a wealth of investment and board experience, backing the growth of large and successful businesses across Europe.
“We are fortunate to add such strong skill sets with deep background in the customer experience industry to our Board. With the addition of Olivier and Nicolas, we expand our international expertise in leading large, complex multinational companies on a successful path for growth,” said Kathryn Marinello, Concentrix Chair of the Board.
This combination is a milestone moment, bringing together two recognized market leaders with complementary cultures, footprint, capabilities, and vision for growth across more than 70 countries. At closing, the transaction was valued at approximately $4 billion, including net debt.
About Concentrix + Webhelp
Hi, we’re a leading global provider of customer experience (CX) solutions and technology. We create game-changing customer journeys for some of the world’s best brands, and the ones that are changing the world as we know it. Every day, we Design, Build and Run CX that helps brands grow across the world and into the future. Whether it’s a specific solution or the whole end-to-end journey — we’ve got it covered. We’re the strategic thinkers who design brand-defining experiences. The tech geeks who build smarter solutions. And the operational experts who run it all and make it work seamlessly. Across 70+ countries and six continents, we provide services across key industry verticals including technology & consumer electronics; retail, travel & ecommerce; banking, financial services & insurance; healthcare; communications & media; automotive; and energy & public sector. Concentrix Corporation (NASDAQ: CNXC) operating under the trade name Concentrix + Webhelp. Location: virtually everywhere. Visit concentrix.com to learn more.

Safe Harbor Statement
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements regarding the integration of the Concentrix and the Webhelp businesses, the strengths and differentiation of the combined businesses, our positioning in the industry, and statements that include words such as believe, expect, may, will, provide, could and should and other similar expressions. These forward-looking statements are inherently uncertain and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things: risks related to the ability to successfully integrate the Concentrix and Webhelp businesses; our ability to realize estimated cost savings, synergies or other anticipated benefits of the combination, or that such benefits may take longer to realize than expected; diversion of management’s attention; the potential impact of the combination on relationships with clients and other third parties; risks related to general economic conditions, including consumer demand, interest rates, inflation, supply chains and the effects of the conflict in Ukraine; cyberattacks on our or our clients’ networks and information technology systems; the failure of our staff and contractors to adhere to our and our clients’ controls and processes; the inability to protect personal and proprietary information; the inability to execute on our digital CX strategy; the loss of key personnel or the inability to attract and retain staff with the skills and expertise needed for our business; increases in the cost of labor; the effects of the COVID-19 pandemic and other communicable diseases, natural disasters, adverse weather conditions or public health crises; geopolitical, economic and climate- or weather-related risks in regions with a significant concentration of the our operations; the inability to successfully identify, complete and integrate strategic acquisitions or investments; competitive conditions in our industry and consolidation of our competitors; higher than expected tax liabilities; the demand for CX solutions and technology; variability in demand by our clients or the early termination of our client contracts; the level of business activity of our clients and the market acceptance and performance of their products and services; currency exchange rate fluctuations; the operability of our communication services and information technology systems and networks; changes in law, regulations or regulatory guidance; damage to our reputation through the actions or inactions of third parties; investigative or legal actions; and other factors contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2022 filed with the Securities and Exchange Commission and subsequent SEC filings. We do not undertake a duty to update forward-looking statements, which speak only as of the date on which they are made.
Copyright 2023 Concentrix Corporation
All rights reserved. Concentrix, Webhelp, Concentrix + Webhelp, the Concentrix and Webhelp logos, and all other Concentrix company, product and services names and slogans are trademarks or registered trademarks of Concentrix Corporation and its subsidiaries. Concentrix and the Concentrix logo Reg. U.S. Pat. & Tm. Off. and applicable non-U.S. jurisdictions. Other names and marks are the property of their respective owners.
Investor Contact:
David Stein
Investor Relations
Concentrix Corporation
+1-513-703-9306
david.stein@concentrix.com
Media Contact:
Debbie Gonzalez
Marketing & Communications
Concentrix Corporation
media@concentrix.com